HYPOTHECATION

This Agreement made as of the 6th day of July, 2004.

AMONG

BAYSHORE BANK & TRUST (BARBADOS) CORPORATION, a corporation incorporated and existing under the laws of Barbados and having its registered offices at Lauriston House, Lower Collymore Rock Drive, Bridgetown, Barbados, as Trustee of the Epitihia Trust

("Bayshore")

AND

WESCORP ENERGY INC., a Delaware corporation, with an office at 8709 50 Avenue, Edmonton, Alberta, Canada

("Wescorp")

AND

YEARWOOD & BOYCE, Attorneys-At-Law, a partnership formed pursuant to the laws of Barbados, with an office at 14 James Street, P.O. Box 48, Bridgetown, Barbados

("Escrow Agent")

WHEREAS:

A.              The Epitihia Trust was the registered and beneficial owner of 100 fully paid up shares in the capital of Vasjar Trading Ltd. (the "Vasjar Shares"), which shares represent 50% of the issued and outstanding common shares in the capital of Vasjar Trading Ltd.;

B.              Pursuant to the Share Purchase Agreement dated January 14, 2004, as amended on June 16, 2004 made between Bayshore and Wescorp (the "SPA"), Wescorp purchased the Vasjar Shares from the Epitihia Trust;

C.              Wescorp is the registered and beneficial owner of the Vasjar Shares; and

D.              Wescorp has agreed to pledge the Vasjar Shares as security to guarantee the performance of Wescorp under the SPA.

IN CONSIDERATION of the premises herein and for other valuable consideration (the receipt whereof is acknowledged by each of the parties), it is agreed by and between the parties as follows:

1.	As security to guarantee the performance of Wescorp under the SPA, Wescorp hereby hypothecates and pledges to and in favour of Bayshore the Vasjar Shares as well as all bonds, debentures and other instruments whatsoever which may hereafter be pledged to Bayshore by or on behalf of Wescorp and any replacements thereof, substitutions therefor and proceeds thereof (collectively the "securities").

2.	The Escrow Agent acknowledges receipt from Wescorp of the following documents to be held as security for the performance of Wescorp under the SPA:

(a)	original share certificate no. 3 issued June 30, 2004, representing the Vasjar Shares;

(b)	duly executed instrument of transfer, in blank, with respect to the Vasjar Shares; and

(c)	an executed copy of the SPA;

which documents, together with other documents from time to time delivered to the Escrow Agent by the parties pursuant to this Agreement, are hereinafter collectively referred to as the "Escrow Documents".

3.	The Escrow Agent agrees to hold the Escrow Documents in escrow and undelivered and:

(a)
upon receipt of a letter signed by both Bayshore and Wescorp directing delivery of the Escrow Documents, or such part or parts thereof as may be specified, as the case may be, to a party specified in the letter, the Escrow Agent shall deliver such Escrow Documents to such party; or

(b)
the Escrow Agent shall deliver the Escrow Documents to Wescorp twenty (20) days after receipt by the Escrow Agent of a statutory declaration sworn by an officer or director of Wescorp stating that Wescorp has performed all its obligations under the SPA, unless then prohibited by an order of a Court of competent jurisdiction; or

(c)
the Escrow Agent shall deliver the Escrow Documents to Bayshore twenty (20) days after receipt by the Escrow Agent of a statutory declaration sworn by an officer or director of Bayshore stating that Wescorp is in default of performance of its obligations under the SPA, the specifics of such default and that such default has continued for (30) days after notice thereof has been given to Wescorp, unless then prohibited by an order of a Court of competent jurisdiction or unless Wescorp shall before then have delivered to the Escrow Agent shares of its common stock registered in the name of Bayshore as trustee of the Epitihia Trust sufficient to satisfy and cure the default and the Escrow Agent shall forthwith upon receipt of such shares deliver them to Bayshore;

whichever shall first occur.

4.
Upon receipt of the statutory declaration referred to in subsection 3(b) of this Agreement, the Escrow Agent shall forthwith give notice in writing to Bayshore of such receipt and shall send with such notice a copy of the statutory declaration. Upon receipt of the statutory declaration referred to in subsection 3(c) of this Agreement, the Escrow Agent shall forthwith give notice in writing to Wescorp of such receipt and shall send with such notice a copy of the statutory declaration.

5.
In the event that the Escrow Agent receives a written notice advising that litigation over entitlement to some or all of the Escrow Documents has been commenced, the Escrow Agent may deposit the Escrow Documents with the clerk of the Court in which the litigation is pending.

6.
If Bayshore receives the Escrow Documents under the provisions of subsection 3(c) of this Agreement, subject to compliance with the terms and conditions of this Agreement, all the rights and obligations of the Epitihia Trust and of Bayshore as trustee of the Epitihia Trust and of Wescorp under the SPA shall be at an end and in particular, without limiting the foregoing, Bayshore shall have no right on behalf of the Epitihia Trust to recover from Wescorp any unissued shares of common stock of Wescorp or damages for breach of the SPA and Wescorp will have no right to recover any shares of its common stock that have then been issued to Bayshore as trustee of the Epitihia Trust pursuant to the SPA.

7.	Upon performance by Wescorp of all its obligations under the SPA, the hypothecation and pledge hereunder will be discharged and released.

8.	Until the security hereby constituted becomes enforceable, Wescorp shall be entitled to:

	(a)	have all of the Vasjar Shares registered in its name on the books of Vasjar Trading Ltd.;

	(b)	exercise all voting and other rights in respect of the Vasjar Shares; and

(c)
receive all dividends, whether in cash or stock, interest, income, revenue or other distributions made to the holders of shares of Vasjar Trading Ltd. paid or made in respect of the Vasjar Shares for Wescorp's own use and benefit.

9.
If default is made by Wescorp in its performance of its obligations under the SPA, and Wescorp fails to cure such default within (30) days following its receipt of notice of such default, the security hereby constituted shall become enforceable, and Bayshore may sell by public or private sale or otherwise deal with the securities in such manner as reasonably commercial and may hold the proceeds in lieu of any securities realised and appropriate the same on account of such parts of the said indebtedness and liability as Bayshore thinks fit. All reasonable costs and expenses incurred by Bayshore in respect of the securities and the realisations hereof shall be added to the said indebtedness and liability and shall be a first charge upon the moneys received.

10.	Not less than 20 days before the disposition of the securities, Bayshore (including a receiver or receiver manager) must give notice of disposition to Wescorp.

11.	The notice of disposition referred to in section 5 must contain:

	(a)	a description of the collateral;

	(b)	the amount required to satisfy the obligation secured by the security interest;

(c)
the sum actually in arrears, exclusive of the operation of an acceleration clause in any operative security agreement and a brief description of any default other than non- payment and the provision of the security agreement the breach of which resulted in the default;

	(d)	the amount of the applicable expenses referred to in section 4 or, if the amount of the expenses has not been determined, a reasonable estimate;

	(e)	a statement that on payment of the amounts due, the securities may be redeemed;

	(f)	a statement that, unless the collateral is redeemed or, if permitted, the security agreement is reinstated, it will be disposed of and Wescorp may be liable for a deficiency, and

(g)
the date, time and place of any sale by public auction or the place to which closed tenders may be delivered and the date after which closed tenders will not be accepted or after which any private disposition of the collateral is to be made.

12.
Bayshore shall not be bound to realise any of the securities or to allow any of the securities to be sold and shall not be responsible for any loss occasioned by any sale or failure to sell or enforce any of the securities; and Bayshore shall not be bound to protest any of the securities nor to perform any act to prevent prescription thereof nor to protect any of the securities from depreciating in value or becoming worthless; and Bayshore shall not be bound to examine lists of drawn or redeemed bonds or notices relating to coupons or dividends nor to advise Wescorp of the expiry of rights or warrants in connection with any of the securities.

13.
Bayshore shall not be bound to collect any interest, dividends, income or revenue payable in respect of any of the securities but after the security hereby constituted shall have become enforceable all such interest, dividends, income or revenue, if received by Wescorp, shall be forthwith be paid to Bayshore.

14.
Bayshore may grant extensions, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the securities and all parties thereto as Bayshore thinks fit without affecting the said indebtedness and liability of Wescorp to Bayshore and without prejudice to the rights of Bayshore in respect of the securities.

15.
After the security hereby constituted shall have become enforceable, Bayshore may have any of the securities registered in its name or in the name of its nominee, and shall be entitled but not bound or required to vote in respect of the securities at any meeting at which the holder of the securities may at any time have; but Bayshore shall not be responsible for any loss occasioned by the exercise of any of such rights or by failure to exercise the same within the time limited for the exercise thereof.

16.
After the security hereby constituted shall have become enforceable, Wescorp hereby irrevocably constitutes and appoints any officer of Bayshore the true and lawful attorney of Wescorp in the name and on behalf of Wescorp from time to time to endorse and transfer to Bayshore or to cause to be endorsed and transfer to Bayshore its nominee or any purchaser from Bayshore any of the securities which may require endorsement or transfer, in order that full title to the same may be vested in Bayshore or its nominee or any purchaser from Bayshore.

17.	The Escrow Agent will have no duties or obligations other than those specifically set forth in this Agreement.

18.
The Escrow Agent will not be obliged to take any action hereunder which might, in the Escrow Agent's judgement, involve any expense or liability unless the Escrow Agent has been furnished with reasonable indemnity by Wescorp or Bayshore or both.

19.
The Escrow Agent is not bound in any way by any other contract or agreement between the parties hereto whether or not the Escrow Agent has knowledge thereof or of its terms and conditions and the Escrow Agent's only duty, liability and responsibility will be to hold and deal with the Escrow Documents as herein directed.

20.
If the Escrow Agent wishes to resign, it will give 30 days advance notice to Wescorp and Bayshore, and prior to the effective date of the resignation, Wescorp and Bayshore will appoint a new escrow agent.

21.
The Escrow Agent will be entitled to assume that any notice and evidence received by them pursuant to this Agreement from either of Wescorp or Bayshore has been duly executed by the party by whom it purports to have been signed and the Escrow Agent will not be obliged to enquire into the sufficiency or authority of any signatures appearing on such notice or evidence.

22.
Subject to section 21 below, Wescorp and Bayshore jointly and severally covenant and agree to indemnify the Escrow Agent and to hold them harmless against loss, liability or expense incurred without negligence or bad faith on the Escrow's Agent's part arising out of or in connection with the administration of their duties hereunder, including the costs and expenses of defending themselves against any claim or liability arising therefrom.

23.	Wescorp agrees to pay the Escrow Agent reasonable fees plus disbursements and applicable taxes for its services as escrow agent hereunder.

24.
Any demand, notice or other communication in connection with this agreement shall be in writing and shall be personally delivered to an officer or other responsible employee of the addressee, mailed by registered mail or sent by facsimile, charges prepaid, at or to the address, or facsimile number of the party set out in the SPA in respect of Wescorp and Bayshore and set out on page one of this Agreement in respect of the Escrow Agent or to such other address or addresses, or facsimile number or numbers as a party may from time to time designate to the other parties in such manner.

Any communication which is personally delivered as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a business day (not a Saturday or Sunday or bank holiday) and such delivery was made during normal business hours of the recipient; otherwise, it shall be deemed to have been validly and effectively given on the business day next following such date of delivery. Any communication mailed as aforesaid shall be deemed to have been validly and effectively given on the fifth business day following the date of mailing provided that, in the event of an interruption in postal service before such fifth business day, such communication shall be given by one of the other means. Any communication which is transmitted by facsimile shall be deemed to have been validly and effectively given on the date of transmission if such date is a business day and such transmission was made during normal business hours of the recipient; otherwise, it shall be deemed to have been validly and effectively given on the business day next following such date of transmission.

25.	This Agreement shall enure to the benefit of and be binding on the parties and their respective successors and permitted assigns.

26.
This Agreement may be executed and delivered in any number of counterparts which, if read together, will constitute one and the same Agreement and either in the original or in electronically transmitted form.

27.
This Agreement or a counterpart thereof may be executed by a party hereto and transmitted by facsimile and if so executed and transmitted this Agreement will be for all purposes as effective and binding upon such party as if such party had delivered any originally executed document. A party transmitting an executed document by facsimile shall forthwith thereafter deliver the original of the executed document.

28.	This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by and construed in accordance with the laws of Barbados.

In Witness whereof this Agreement has been executed under seal this 6th day of July, 2004.

WESCORP ENERGY INC. By:

/s/ Doug Biles
Doug Biles, President and Authorized Signatory

BAYSHORE BANK & TRUST (BARBADOS) CORPORATION as Trustee of the Epitihia Trust By:

/s/ Penny Ettinger
Authorized signatory

YEARWOOD & BOYCE By:

/s/ Partner
Authorized Signatory